Exhibit 99.1

Tenon Medical Reports Fourth Quarter and Full Year 2023 Financial Results

~ Fourth Quarter 2023 Revenue Increased 192% Year-Over-Year ~

~ Full Year 2023 Revenue Increased 324% Year-Over-Year ~

~ Surgical Procedures Increased 179% Year-Over-Year in the Fourth Quarter and 312% for the Full Year 2023 ~

~ Achieved Three Consecutive Quarters of Positive Gross Profit Margin in 2023 ~

~ Catamaran® SI Joint Fusion System Included in a Series of Immersive Physician Webinar Training

Programs Attended by Sixty Healthcare Providers in Q4 ~

Los Gatos, CA – March 12, 2024 - Tenon Medical, Inc. (NASDAQ: TNON) (“Tenon Medical” or the “Company”), a company transforming care for patients suffering with certain sacroiliac joint (SI Joint) disorders, today reported financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter & Full Year 2023 and Subsequent Highlights

●	Revenue of $808,000 in the fourth quarter of 2023, a 192% increase over the prior year quarter.

●	Revenue of $2.9 million in 2023, a 324% increase from the full year of 2022.

●	Gross profit increased to $1.2 million as compared to a gross loss of ($641,000) in the full year of 2022.

●	Gross profit margin of 69% in the fourth quarter of 2023, a notable increase as compared to 57% in Q3 2023.

●	312% increase in the number of surgical procedures in which the Catamaran System was used compared to the prior year.

●	Participated in a series of immersive physician webinar training programs featuring the Company’s Catamaran® SI Joint Fusion System in Q4.

●	Subsequent to year end, Tenon issued approximately $3.85 million of Series A Preferred Stock raising approximately $2.6 million in gross proceeds and retiring $1.25 million in secured debt.

Steve Foster, President and Chief Executive Officer of Tenon Medical, commented, “Tenon’s strong fourth quarter and full year of 2023 was underscored by solid momentum in revenue, gross profit and gross margin, with fourth quarter’s solid performance driven by a 312% year-over-year increase in surgical procedures utilizing The Catamaran System. In tandem, fourth quarter revenue increased 192% to $0.8 million, and full year 2023 achieved a 324% revenue increase to $2.9 million from 2022. Our notable achievement of three consecutive quarters of positive gross profit resulted in full year 2023 gross profit of $1.2 million and is a key performance metric we utilize for internal goal setting. Gross margin followed as well, achieving 69% in the fourth quarter, a striking sequential increase from 57% in Q3 2023.

Our results throughout 2023, our first full year of commercialization, were driven by the successes of our sales and marketing team, and a cadence of targeted physician workshop activities including a fourth quarter webinar series attracting over sixty healthcare providers interested in the simple inferior-posterior implantation technique of our unique transfixing SI joint implant. For the full year, we hosted 133 physicians in Catamaran focused training sessions.

Additionally, throughout 2023, we successfully secured capital that has positioned our balance sheet to support our accelerated sales and marketing initiatives to advance the commercialization of the Catamaran System. We are appreciative of the confidence in our SI products as represented by our supportive and prominent investor syndicate. Importantly, our $1.25 million secured note financing led by Ascent Special Ventures in November 2023 has been fully repaid with the issuance in February 2024 of Series A Preferred Stock to the investors in such financing.”

Mr. Foster continued, “Moving into 2024, we will leverage all we’ve learned in our first full year of commercialization by listening intently to our physician customers. Additionally, we will expand our educational activities to encompass the full suite of applications of our unique technology and we will continue to refine our instrument and implant offerings. We continue to make progress on our post-market multi-center study and expect a preliminary glimpse of this important data in the coming weeks.

Over the long-term, our goal is to further expand our product portfolio to address SI Revision with our innovative patent protected technology. Taken together, we are proud of our 2023 accomplishments including the revenue ramp and attractive gross profit from increased awareness and adoption of The Catamaran System. We’ve positioned Tenon’s balance sheet and operating structure to drive continued revenue growth in 2024 as we continue to pursue a long-term value proposition for all stakeholders,” concluded Foster.

Fourth Quarter & Full Year 2023 Financial Results

Revenue was $808,000 in the fourth quarter of 2023, an increase of 192%, compared to $277,000 in the comparable year ago period. Revenue was $2.9 million in the year ended December 31, 2023, an increase of 324%, compared to $691,000 in year ended December 31, 2022. The increase in revenue for the year ended December 31, 2023, as compared to 2022, was primarily due to an increase of 312% in the number of Catamaran System surgical procedures.

Gross profit in the fourth quarter of 2023, was $559,000, or 69% of revenues, compared to a gross loss of ($207,000), or (75)% of revenues, in the comparable year ago quarter. Gross profit in the year ended December 31, 2023, was $1.2 million compared to a gross loss of ($641,000) in the year ended December 31, 2022. Gross profit and gross margin percentage improved due to higher revenue associated with the increase in the number of surgical procedures and the anticipated benefit of lower standard costs.

Operating losses totaled $3.1 million for the fourth quarter of 2023, compared to a loss of $7.9 million in the fourth quarter of 2022. For the year ended December 31, 2023, operating losses totaled $15.7 million compared to $18.7 million in the prior year period. Decreases in operating expenses were primarily a result of decreases in sales and marketing expenses, primarily due to the terminated agreement with a distribution partner in the prior year and decreases in general and administrative expenses.

Net loss was $3.1 million for the fourth quarter of 2023, compared to a loss of $7.9 million in the same period of 2022. For the year ended December 31, 2023, net loss was $15.6 million, compared to $18.9 million in the prior year. The Company expects to incur additional losses in the future.

As of December 31, 2023, cash and cash equivalents totaled $2.4 million, as compared to $2.1 million as of December 31, 2022. As of December 31, 2023, the Company had $1.2 million of outstanding debt in the form of a secured note which has been fully repaid subsequent to year end.

Q4 2023 Earnings Conference Call

Management will host an investor conference call at 4:30 p.m. ET (1:30 p.m. PT) today, Tuesday, March 12, 2024, to discuss Tenon’s fourth quarter and full year 2023 financial results, provide a corporate update, and conclude with Q&A with the Company’s covering analysts. To participate, please use the following information:

Date:	Tuesday, March 12, 2024
Time:	4:30 p.m. Eastern time
Dial-in:	1-877-407-0792
International Dial-in:	1-201-689-8263
Webcast:	TNON Conference Call

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

An audio playback of the call will be available through March 26, 2024, on Tenon’s Investor Relations website at http://ir.tenonmed.com/ or via telephone replay by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13744319.

About Tenon Medical, Inc.

Tenon Medical, Inc., a medical device company formed in 2012, has developed The Catamaran™ SI Joint Fusion System that offers a novel, less invasive approach to the SI joint using a single, robust titanium implant. The system features the Catamaran™ Fixation Device which passes through both the axial and sagittal planes of the ilium and sacrum, stabilizing and transfixing the SI joint along its longitudinal axis. The angle and trajectory of the Catamaran surgical approach is also designed to provide a pathway away from critical neural and vascular structures and into the strongest cortical bone. Tenon is underway with a national launch of this system to address the greatly underserved market opportunity that exists in this space. For more information, please visit www.tenonmed.com.

The Tenon Medical logo and Tenon Medical, are registered trademarks of Tenon Medical, Inc. Catamaran is a trademark of Tenon Medical, Inc.

Safe Harbor

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking often contain words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. Such statements are based on Tenon’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, please review our Annual Report on Form 10-K on file with the Securities and Exchange Commission at www.sec.gov, particularly the information contained in the section entitled “Risk Factors”. We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

Investor Contact

Shannon Devine

MZ North America

203-741-8811

tenon@mzgroup.us

Tenon Medical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except per share data)

	Years Ended December 31,
	2023	2022
Revenue	$2,928	$691
Cost of sales	1,687	1,332
Gross (Loss) Profit	1,241	(641)

Operating Expenses
Research and development	3,163	2,828
Sales and marketing	6,778	7,833
General and administrative	7,027	7,423
Total Operating Expenses	16,968	18,084

Loss from Operations	(15,727)	(18,725)

Other Income (Expense)
Gain on investments	167	180
Interest expense	(21)	(354)
Other expense, net	—	(18)
Total Other Income (Expense), net	146	(192)
Net Loss	$(15,581)	$(18,917)
Net Loss Per Share of Common Stock
Basic and diluted	$(8.59)	$(23.62)

Weighted-Average Shares of Common Stock Outstanding
Basic and diluted	1,814	801

Consolidated Statements of Comprehensive Loss:
Net loss	$(15,581)	$(18,917)
Unrealized loss on investments	16	(16)
Foreign currency translation adjustment	38	7
Total comprehensive loss	$(15,527)	$(18,926)

Tenon Medical, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share data)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$2,428	$2,129
Short-term investments	—	6,441
Accounts receivable	518	228
Inventory	554	415
Prepaid expenses	389	134
Total current assets	3,889	9,347
Fixed assets, net	961	793
Deposits	51	51
Operating lease right-of-use asset	646	873
Deferred offering costs	798	25
TOTAL ASSETS	$6,345	$11,089

Liabilities and Stockholders’ EQUITY
Current liabilities:
Accounts payable	$433	$550
Accrued expenses	808	717
Current portion of accrued commissions	470	1,035
Current portion of operating lease liability	256	228
Convertible notes payable and accrued interest, net of debt discount of $77 and $0 at December 31, 2023 and 2022, respectively	1,173	—
Total current liabilities	3,140	2,530
Accrued commissions, net of current portion	1,999	1,624
Operating lease liability, net of current portion	428	683
Total liabilities	5,567	4,837

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 130,000,000 shares authorized at December 31, 2023 and 2022; 2,600,311 and 1,123,680 shares issued and outstanding at December 31, 2023 and 2022, respectively	3	1
Additional paid-in capital	55,894	45,833
Accumulated deficit	(55,073)	(39,492)
Accumulated other comprehensive loss	(46)	(100)
Total stockholders’ equity	778	6,252
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,345	$11,089

5